Exhibit 99.1
Post Holdings Reports Results for the Third Quarter of Fiscal Year 2018
St. Louis, Missouri - August 2, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the third fiscal quarter ended June 30, 2018.
Highlights:

•	Net sales of $1.6 billion

•	Operating profit of $187.8 million; net earnings of $96.5 million and Adjusted EBITDA of $314.2 million

•	Updated fiscal year 2018 Adjusted EBITDA (non-GAAP) guidance range of $1.225-$1.235 billion

•	Announces formation of 8th Avenue Food & Provisions, consisting of the private brands business, which Post and Thomas H. Lee Partners together will separately capitalize
Third Quarter Consolidated Operating Results
Net sales were $1,608.1 million, an increase of 26.4%, or $336.0 million, compared to the prior year period. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 5.9%, or $89.9 million, when compared to the same period in fiscal year 2017. Gross profit was $461.4 million or 28.7% of net sales, an increase of $67.7 million compared to the prior year gross profit of $393.7 million or 30.9% of net sales.
Selling, general and administrative (SG&A) expenses were $225.6 million or 14.0% of net sales, an increase of $61.4 million compared to the prior year SG&A expenses of $164.2 million or 12.9% of net sales. The increase was primarily driven by the inclusion of Weetabix and Bob Evans Farms, Inc. (“Bob Evans”). Additionally, the third quarter of 2017 benefited from $33.5 million of net foreign currency gains for the purchase price of Weetabix, which were treated as an adjustment for non-GAAP measures.
Operating profit was $187.8 million, a decrease of 1.4%, or $2.7 million, compared to the prior year period. Net earnings were $96.5 million, an increase of 262.5%, or $155.9 million, compared to a net loss of $59.4 million in the prior year period. Net earnings available to common shareholders were $94.5 million, or $1.29 per diluted common share. Net earnings and net earnings available to common shareholders included a $17.2 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps, which is discussed later in this release and was treated as an adjustment for non-GAAP measures. Adjusted net earnings were $79.6 million, or $1.06 per diluted common share.
Adjusted EBITDA was $314.2 million, an increase of 28.7%, or $70.1 million, compared to the prior year period.
Nine Month Consolidated Operating Results
Net sales for the nine months ended June 30, 2018 were $4,627.3 million, an increase of 22.5%, or $850.0 million, compared to the prior year period. Gross profit for the nine month period was $1,388.8 million or 30.0% of net sales, an increase of $251.8 million compared to the prior year gross profit of $1,137.0 million or 30.1% of net sales.
SG&A expenses for the nine month period were $735.6 million or 15.9% of net sales, an increase of $120.0 million compared to the prior year SG&A expenses of $615.6 million or 16.3% of net sales. SG&A expenses included a provision for $11.3 million and $73.6 million in legal settlements for the nine months ended June 30, 2018 and 2017, respectively. Excluding the impact of the legal settlement provisions, current year SG&A expenses increased $182.3 million when compared to the prior year period. The increase was primarily driven by (i) the inclusion of Weetabix and Bob Evans, (ii) increased transaction and integration expenses and (iii) a prior year benefit of $33.5 million of net foreign currency gains for the purchase price of Weetabix. SG&A expenses for the nine months ended June 30, 2018 included $26.3 million of transaction expenses, an increase of $20.2 million compared to the prior year period, which primarily related to success fees paid in conjunction with the close of the acquisition of Bob Evans in January 2018, and $27.0 million of integration expenses, an increase of $21.2 million compared to the prior year period. Transaction and integration expenses and net foreign currency gains for the purchase price of Weetabix were treated as adjustments for non-GAAP measures.

Operating profit was $516.6 million for the nine month period, an increase of 27.8%, or $112.4 million, compared to the prior year period. Net earnings were $482.9 million for the nine month period, an increase of 1,098.3%, or $442.6 million, compared to net earnings of $40.3 million in the prior year period. For the nine months ended June 30, 2018, net earnings available to common shareholders were $474.9 million, or $6.34 per diluted common share. Net earnings and net earnings available to common shareholders included a $276.0 million one-time income tax net benefit, a $70.4 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps and a $31.5 million loss on extinguishment of debt, each of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Adjusted net earnings were $228.1 million, or $2.99 per adjusted diluted common share.
Adjusted EBITDA was $910.1 million for the nine month period, an increase of 29.5%, or $207.4 million, compared to the prior year period.
Segment Results
The below references to pro forma net sales and volumes are defined later in this release under “Pro Forma Information.”
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
Net sales were $466.4 million for the third quarter, an increase of 9.2%, or $39.1 million, compared to the reported prior year third quarter. Pro forma net sales increased 2.2%, or $9.9 million, over the same period in fiscal year 2017, with pro forma volumes increasing 1.8%. Volume growth from licensed products, Pebbles and government bid business was partially offset by volumes declines from Malt-O-Meal bag cereal, Honey Bunches of Oats and private label as well as higher trade spending. Segment profit was $83.3 million and $96.9 million for third quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $115.6 million and $125.3 million for third quarter 2018 and 2017, respectively. Gross margins in the third quarter of 2018 were negatively impacted by certain transitory manufacturing expenses.
For the nine months ended June 30, 2018, net sales were $1,360.7 million, an increase of 6.4%, or $81.7 million, compared to the prior year period. Segment profit was $244.6 million, compared to $268.6 million in the prior year period. Segment Adjusted EBITDA was $344.2 million, compared to $355.0 million in the prior year period.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.
Net sales were $107.1 million for the third quarter. Pro forma net sales increased 0.6%, or $0.6 million, over the same period in fiscal year 2017, with pro forma volumes declining 4.7%. Pro forma net sales benefitted from a favorable foreign exchange translation rate compared to the prior year period and a slight improvement in average net pricing. Segment profit was $26.1 million and segment Adjusted EBITDA was $35.3 million.
For the nine months ended June 30, 2018, net sales were $315.8 million. Segment profit was $58.6 million and segment Adjusted EBITDA was $89.1 million.
Refrigerated Food
Refrigerated foodservice, primarily egg and potato, and refrigerated retail, inclusive of side dishes, egg, cheese and sausage.
Net sales were $613.1 million for the third quarter, an increase of 32.0%, or $148.6 million, compared to the reported prior year third quarter. Pro forma net sales increased 6.6%, or $38.2 million, over the same period in fiscal year 2017. Pro forma foodservice net sales (approximately 65% of the Refrigerated Food segment net sales) increased 10.1%, with pro forma foodservice volumes increasing 5.8%. Foodservice egg net sales increased 11.7%, driven by a 6.6% volume increase and increased market-based pricing. Pro forma retail net sales (approximately 35% of the Refrigerated Food segment net sales) increased 0.8%, with pro forma retail volumes declining 0.9% as an increase in pro forma retail side dish volume of 5.9% was offset by pro forma volume declines in retail egg, cheese and sausage products. Volume information for additional products is disclosed in a table presented later in this release.
Segment profit was $56.5 million and $41.2 million for third quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $108.9 million and $72.4 million for third quarter 2018 and 2017, respectively. Third quarter 2018 segment profit and segment Adjusted EBITDA were negatively impacted by modest service level issues resulting from the previously reported fire and municipal water boil order at the precooked egg facilities in Klingerstown, Pennsylvania and Lenox, Iowa respectively. The financial impact on third quarter 2018, inclusive of repair expenses and margin on lost sales revenue, was approximately $3.5 million.

For the nine months ended June 30, 2018, net sales were $1,723.7 million, an increase of 23.5%, or $327.9 million, over the reported prior year period. Segment profit was $188.3 million, compared to $55.3 million in the prior year period. Segment profit for the nine months ended June 30, 2018 was negatively impacted by integration expenses of $11.4 million, an inventory adjustment of $4.8 million resulting from purchase accounting and transaction expenses of $2.5 million, each of which were treated as adjustments for non-GAAP measures. Segment profit for the nine months ended June 30, 2017 was negatively impacted by a provision for $74.5 million in legal settlements which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $328.8 million, compared to $221.1 million in the prior year period.
Active Nutrition
Protein shakes, bars and powders and nutritional supplements.
Net sales were $216.4 million for the third quarter, an increase of 14.7%, or $27.7 million, over the prior year third quarter. Net sales growth was driven by 34% net sales growth for shake products, which was partially offset by net sales declines of bar and powder products. Segment profit was $40.2 million and $28.0 million for third quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $46.7 million and $34.3 million for third quarter 2018 and 2017, respectively.
For the nine months ended June 30, 2018, net sales were $607.6 million, an increase of 16.9%, or $87.7 million, over the prior year period. Segment profit was $86.1 million, compared to $74.1 million in the prior year period. Segment profit for the nine months ended June 30, 2018 was negatively impacted by a provision for $9.0 million for a legal settlement which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $114.5 million, compared to $92.9 million in the prior year period.
Private Brands
Nut butter, healthy snacks (granola and dried fruit and nut) and pasta.
Net sales were $209.1 million for the third quarter, an increase of 8.7%, or $16.8 million, compared to the prior year third quarter. Volumes grew 0.8%, driven by increases in fruit and nut, granola and nut butter. Segment profit was $12.7 million and $13.1 million for third quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $24.7 million and $25.1 million for third quarter 2018 and 2017, respectively.
For the nine months ended June 30, 2018, net sales were $628.1 million, an increase of 7.2%, or $42.2 million, over the prior year period. Segment profit was $43.8 million, compared to $41.2 million in the prior year period. Segment Adjusted EBITDA was $81.0 million, compared to $77.4 million in the prior year period.
Interest, (Gain) Loss on Extinguishment of Debt, Other Income (Expense) and Income Tax
Interest expense, net was $98.9 million for the third quarter, compared to $76.5 million for the prior year third quarter. For the nine months ended June 30, 2018, interest expense, net was $288.2 million, compared to $229.6 million for the nine months ended June 30, 2017. The increase for both periods primarily related to an increase in the outstanding amount of debt principal. Interest expense, net for the third quarter of 2018 and the nine months ended June 30, 2018 included $4.7 million and $8.5 million, respectively, of interest expense payable, under certain circumstances, to former holders of shares of Bob Evans common stock who have demanded appraisal of their shares under Delaware law and have not withdrawn their demands.
Gain on extinguishment of debt, net of $6.1 million was recorded in the third quarter of 2018 in connection with Post’s early repayment through open market purchases of $149.3 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $31.5 million was recorded in the nine months ended June 30, 2018 in connection with Post’s (i) redemption of its 6.00% senior notes, (ii) early repayment through open market purchases of $261.3 million in total principal value of certain senior notes and (iii) opportunistic repricing of its approximately $2.2 billion term loan. Loss on extinguishment of debt, net of $160.4 million was recorded in the third quarter of 2017 in connection with the extinguishment of the entire remaining principal balance of the 7.75% senior notes and a portion of the principal balance of the 8.00% senior notes. Loss on extinguishment of debt, net of $222.9 million was recorded in the nine months ended June 30, 2017 in connection with the extinguishment of the entire remaining principal balance of the 7.75%, 6.75% and 7.375% senior notes and a portion of the principal balance of the 8.00% senior notes.
Other income (expense), net relates to non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps. Other income, net was $17.2 million for the third quarter of 2018, compared to an expense of $45.2 million for the third quarter of 2017. For the nine months ended June 30, 2018, other income, net was $70.4 million, compared to $100.3 million in the nine months ended June 30, 2017.

Income tax expense was $15.4 million in the third quarter of 2018, an effective income tax rate of 13.7%, compared to a benefit of $32.2 million in the third quarter of 2017, an effective income tax rate of 35.2%. For the nine months ended June 30, 2018, income tax benefit was $216.5 million, compared to an expense of $11.7 million and an effective income tax rate of 22.5% for the nine months ended June 30, 2017. In the nine months ended June 30, 2018, as a result of the U.S. Tax Cuts and Jobs Act, Post recorded a $276.0 million one-time income tax net benefit which included (i) a $283.1 million benefit related to an estimate of the remeasurement of Post’s existing deferred tax assets and liabilities considering both the expected fiscal year 2018 blended U.S. federal income corporate tax rate of approximately 24.5% and a 21% rate for subsequent fiscal years and (ii) a $7.1 million expense related to an estimate of the transition tax on unrepatriated foreign earnings.
Share Repurchases
During the third quarter of fiscal year 2018, Post repurchased 1.1 million shares for $79.9 million at an average price of $77.28 per share. During the nine months ended June 30, 2018, Post repurchased 2.9 million shares for $218.6 million at an average price of $76.19 per share. At the end of the third quarter of 2018, Post had $308.0 million remaining under its share repurchase authorization.
Private Brands Update
As announced in a separate release today, Post has concluded its exploration of structural alternatives for its private brands business by forming 8th Avenue Food & Provisions (“8th Avenue”) and entering into an agreement with Thomas H. Lee Partners, Inc. (“THL”) pursuant to which Post and THL will separately capitalize 8th Avenue with the purpose of driving consolidation in the private brands category. Under the terms of the transaction, Post is expected to receive total proceeds of $875 million, with the final proceeds anticipated to be funded by $250 million from THL and 8th Avenue’s assumption of $625 million of debt. Post will retain 60.5% of the common equity in 8th Avenue. THL will receive 8th Avenue preferred stock with an 11% PIK-equivalent, cumulative, quarterly compounding dividend and 39.5% of the common equity in 8th Avenue. 8th Avenue has no intent to pay current cash dividends. The transaction is expected to be completed in October, subject to certain closing conditions, including the expiration of waiting periods under U.S. antitrust laws.
Outlook
Post management expects the financial impact, inclusive of repair expenses and margin on lost sales revenue, of the Michael Foods fire and municipal water boil incidents to be between $4.5-$5.5 million to fiscal year 2018 Adjusted EBITDA, with approximately $1-$2 million expected to be realized in the fourth quarter of fiscal year 2018. The financial impact of each incident is expected to be insured to the extent each incident exceeds $2.5 million, with recovery expected in early fiscal year 2019.
Post management has updated its fiscal year 2018 Adjusted EBITDA range to be between $1.225-$1.235 billion, inclusive of the impact of the Michael Foods plant incidents as discussed above but without consideration of any insurance recovery.
In fiscal year 2018, Post management continues to expect to incur the following costs, which are treated as adjustments to non-GAAP measures:

•	$25-$30 million of integration costs, comprised of severance, retention and third party consulting expenses; and

•
$5-$7 million of restructuring and plant closure costs associated with the closure of the Clinton, Massachusetts cereal facility, comprised of severance, retention and related expenses and accelerated depreciation.

Post management continues to expect its fiscal year 2018 capital expenditures range to be between $245-$255 million. This includes requirements to complete the start-up and transfer of production to other facilities related to the Clinton cereal facility closure and $45-$50 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility.
The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity and foreign exchange hedges and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”

Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, August 3, 2018 at 9:00 a.m. EDT to discuss the formation of 8th Avenue, financial results for the third quarter of fiscal year 2018 and fiscal year 2018 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 6892548. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com. A slide presentation regarding the 8th Avenue announcement will also be available in the same location on Post’s website.
A replay of the conference call will be available through Friday, August 17, 2018 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 6892548. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2018, Post’s estimates of the amount and timing of the financial impact and any insurance recovery of the incidents at the Michael Foods facilities, Post’s capital expenditures expectations, including capital expenditures expectations for the cage-free housing conversion, Post’s integration, restructuring and plant closure costs expectations, the expected impact of U.S. tax reform and the expected timing of the completion of the transaction with THL, including regulatory approvals. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position;

•	Post’s ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•	significant volatility in the costs or availability of certain raw materials, commodities or packaging used to manufacture Post’s products, higher energy costs or higher transportation costs;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and product liability claims and other litigation;

•	legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations;

•
the ability and timing to close the proposed transaction with THL to capitalize Post’s private brands business, including obtaining the required regulatory approvals and the satisfaction of other closing conditions in the transaction agreement;

•	Post’s ability to obtain a bridge loan and amend its credit agreement, and Post’s private brands business’ ability to obtain permanent financing, in conjunction with the proposed transaction with THL;

•
the potential for disruption to Post and Post’s private brands business from ongoing business operations in order to complete the proposed transaction with THL and the potential loss of key employees as a result of the transaction;

•	the loss or bankruptcy of a significant customer;

•	consolidations in the retail grocery and foodservice industries;

•
Post’s ability to promptly and effectively integrate the Bob Evans business, including the risk of experiencing disruptions from ongoing business operations which may make it more difficult than expected to maintain relationships with employees, business partners or governmental entities, and Post’s ability to obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	losses incurred in the appraisal proceedings brought in connection with Post’s acquisition of Bob Evans by former Bob Evans stockholders who demanded appraisal of their shares;

•
costs associated with Bob Evans’s sale and separation of its restaurant business on April 28, 2017 (the “Bob Evans Restaurants Transaction”), which occurred prior to Post’s acquisition of Bob Evans, including costs that may arise under Bob Evans’s capacity as guarantor of payment and performance conditions for certain leases, as well as costs associated with a transition services agreement established as part of the Bob Evans Restaurants Transaction;

•	Post’s ability to promptly and effectively integrate the Weetabix business and obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	the ability of Post’s and Post’s customers’ private brand products to compete with nationally branded products;

•	disruptions or inefficiencies in the supply chain, which may result from Post’s reliance on third party manufacturers for certain of its products;

•	the ultimate impact litigation may have on Post;

•	Post’s ability to successfully operate its international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the U.S. and global capital and credit markets and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	impairment in the carrying value of goodwill or other intangibles;

•	changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting Post’s business, including U.S. tax reform;

•	changes in weather conditions, natural disasters, agricultural diseases and pests or other events beyond Post’s control;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	Post’s ability to protect its intellectual property and other assets;

•	significant differences in Post’s actual operating results from its guidance regarding its future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; and

•	other risks and uncertainties described in Post’s filings with the SEC.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.
This release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, active nutrition and private brand food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As leader in refrigerated foods, Post brings innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private brand nut butter, healthy snacks and pasta. For more information, visit www.postholdings.com.

Contact:
Investor Relations Jennifer Meyer jennifer.meyer@postholdings.com (314) 644-7665	Media Relations Lisa Hanly lisa.hanly@postholdings.com (314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net Sales	$1,608.1	$1,272.1	$4,627.3	$3,777.3
Cost of goods sold	1,146.7	878.4	3,238.5	2,640.3
Gross Profit	461.4	393.7	1,388.8	1,137.0

Selling, general and administrative expenses	225.6	164.2	735.6	615.6
Amortization of intangible assets	47.2	38.9	135.1	116.8
Other operating expenses, net	0.8	0.1	1.5	0.4
Operating Profit	187.8	190.5	516.6	404.2

Interest expense, net	98.9	76.5	288.2	229.6
(Gain) loss on extinguishment of debt, net	(6.1)	160.4	31.5	222.9
Other (income) expense, net	(17.2)	45.2	(70.4)	(100.3)
Earnings (Loss) before Income Taxes	112.2	(91.6)	267.3	52.0
Income tax expense (benefit)	15.4	(32.2)	(216.5)	11.7
Net Earnings (Loss) Including Noncontrolling Interest	96.8	(59.4)	483.8	40.3
Less: Net earnings attributable to noncontrolling interest	0.3	—	0.9	—
Net Earnings (Loss)	96.5	(59.4)	482.9	40.3
Preferred stock dividends	(2.0)	(3.4)	(8.0)	(10.2)
Net Earnings (Loss) Available to Common Shareholders	$94.5	$(62.8)	$474.9	$30.1

Earnings (Loss) per Common Share:
Basic	$1.41	$(0.93)	$7.13	$0.44
Diluted	$1.29	$(0.93)	$6.34	$0.43

Weighted-Average Common Shares Outstanding:
Basic	67.0	67.5	66.6	68.3
Diluted	75.0	67.5	76.2	70.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2018	September 30, 2017
ASSETS
Current Assets
Cash and cash equivalents	$342.6	$1,525.9
Restricted cash	6.0	4.2
Receivables, net	530.4	480.6
Inventories	579.1	573.5
Prepaid expenses and other current assets	71.0	31.7
Total Current Assets	1,529.1	2,615.9

Property, net	1,834.5	1,690.7
Goodwill	4,927.8	4,032.0
Other intangible assets, net	3,984.7	3,353.9
Other assets	246.0	184.3
Total Assets	$12,522.1	$11,876.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$28.6	$22.1
Accounts payable	346.6	336.0
Other current liabilities	412.7	346.3
Total Current Liabilities	787.9	704.4

Long-term debt	7,235.8	7,149.1
Deferred income taxes	869.8	905.8
Other liabilities	549.6	327.8
Total Liabilities	9,443.1	9,087.1

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.7
Additional paid-in capital	3,581.4	3,566.5
Retained earnings (accumulated deficit)	106.3	(376.0)
Accumulated other comprehensive loss	(30.2)	(40.0)
Treasury stock, at cost	(589.9)	(371.2)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,068.4	2,780.0
Noncontrolling Interest	10.6	9.7
Total Shareholders’ Equity	3,079.0	2,789.7
Total Liabilities and Shareholders’ Equity	$12,522.1	$11,876.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2018	2017
Cash provided by (used in):
Operating activities	$591.1	$214.4
Investing activities, including capital expenditures of $142.1 and $125.0	(1,598.8)	(202.2)
Financing activities	(173.9)	1,282.0
Effect of exchange rate changes on cash and cash equivalents	(1.7)	34.9
Net (decrease) increase in cash and cash equivalents	$(1,183.3)	$1,329.1

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net Sales
Post Consumer Brands	$466.4	$427.3	$1,360.7	$1,279.0
Weetabix	107.1	—	315.8	—
Refrigerated Food	613.1	464.5	1,723.7	1,395.8
Active Nutrition	216.4	188.7	607.6	519.9
Private Brands	209.1	192.3	628.1	585.9
Eliminations	(4.0)	(0.7)	(8.6)	(3.3)
Total	$1,608.1	$1,272.1	$4,627.3	$3,777.3
Segment Profit
Post Consumer Brands	$83.3	$96.9	$244.6	$268.6
Weetabix	26.1	—	58.6	—
Refrigerated Food	56.5	41.2	188.3	55.3
Active Nutrition	40.2	28.0	86.1	74.1
Private Brands	12.7	13.1	43.8	41.2
Total segment profit	218.8	179.2	621.4	439.2
General corporate expenses (income) and other	31.0	(11.3)	104.8	35.0
Interest expense, net	98.9	76.5	288.2	229.6
(Gain) loss on extinguishment of debt, net	(6.1)	160.4	31.5	222.9
Other (income) expense, net	(17.2)	45.2	(70.4)	(100.3)
Earnings (Loss) before Income Taxes	$112.2	$(91.6)	$267.3	$52.0

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended June 30, 2018 to the same three-month period in fiscal year 2017, adjusted to include results of the acquired businesses for the periods presented in the table below. Furthermore, Bob Evans net sales and volumes are presented on the same pro forma basis as discussed above, including its acquisition of Pineland Farms Potato Company which it completed on May 1, 2017. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Periods
Weetabix	Acquisition	Post Consumer Brands	April 2, 2017 - July 2, 2017
and Weetabix
Bob Evans	Acquisition	Refrigerated Food	April 1, 2017 - June 30, 2017

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended June 30,
	2018	2017
Net Sales	$1,608.1	$1,272.1
Pre-acquisition net sales from Weetabix	—	135.7
Pre-acquisition pro forma net sales from Bob Evans	—	110.4
Pro Forma Net Sales	$1,608.1	$1,518.2

Post Consumer Brands Net Sales	$466.4	$427.3
Pre-acquisition net sales from Weetabix	—	29.2
Pro Forma Post Consumer Brands Net Sales	$466.4	$456.5

Weetabix Net Sales	$107.1	$—
Pre-acquisition net sales from Weetabix	—	106.5
Pro Forma Weetabix Net Sales	$107.1	$106.5

Refrigerated Food Net Sales	$613.1	$464.5
Pre-acquisition pro forma net sales from Bob Evans	—	110.4
Pro Forma Refrigerated Food Net Sales	$613.1	$574.9

SUPPLEMENTAL REFRIGERATED FOOD SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Food segment, some of which are presented on a pro forma basis.

Channel	Product	Volume Percentage Change
Foodservice	All (pro forma)	5.8%
Foodservice	Egg	6.6%
Foodservice	Potato (pro forma)	9.3%
Retail	All (pro forma)	(0.9%)
Retail	Side dishes (pro forma)	5.9%
Retail	Egg	(7.4%)
Retail	Cheese	(5.7%)
Retail	Sausage (pro forma)	(6.9%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

b.
Payments of debt extinguishment costs, net: The Company has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt redeemed at a discount, as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Net foreign currency gains for purchase price of acquisition: The Company has excluded net foreign currency gains for the purchase price of acquisitions as the Company believes such gains do not reflect expected ongoing future operating income and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

e.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

f.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

h.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

i.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

j.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

k.
Income tax: The Company has included the income tax impact of the non-GAAP adjustments using its estimated blended annual income tax rate or its then statutory rate, as noted in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

l.
U.S. tax reform net benefit: The Company has excluded the impact of the one-time income tax net benefit recorded in fiscal year 2018 which reflected (i) the benefit related to an estimate of the remeasurement of the Company’s existing deferred tax assets and liabilities considering both the Company’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. The Company believes that the net benefit as reported is not representative of the Company’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

m.
Preferred stock: The Company has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense (benefit), depreciation and amortization, including accelerated depreciation, and the following adjustments discussed above: non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, net foreign currency gains for purchase price of acquisition, transaction costs and integration costs, restructuring and plant closure costs excluding accelerated depreciation, assets held for sale, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity and foreign exchange hedges and foreign currency gains and losses on intercompany loans. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

n.
(Gain) loss on extinguishment of debt, net: The Company has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt redeemed at a discount, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

o.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

p.
Noncontrolling interest adjustment: The Company has included adjustments for interest expense, income tax expense, and depreciation and amortization for consolidated joint ventures which are attributable to the noncontrolling owners of the consolidated joint ventures.

q.	Equity method investment adjustment: The Company has included adjustments for its portion of interest expense, income tax expense and depreciation and amortization for unconsolidated joint ventures.

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net Earnings (Loss) Available to Common Shareholders	$94.5	$(62.8)	$474.9	$30.1
Dilutive preferred stock dividends	2.0	—	8.0	—
Net Earnings (Loss) for Diluted Earnings (Loss) per Share	96.5	(62.8)	482.9	30.1

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(17.2)	45.2	(70.4)	(100.3)
Payments of debt extinguishment costs, net	(5.8)	151.9	26.4	219.8
Provision for legal settlement	0.3	—	11.3	73.6
Net foreign currency gains for purchase price of acquisition	—	(33.5)	—	(33.5)
Transaction costs	2.5	3.4	26.3	6.1
Integration costs	3.2	1.0	27.0	5.8
Restructuring and plant closure costs, including accelerated depreciation	2.1	—	4.0	0.2
Assets held for sale	—	—	—	(0.2)
Inventory valuation adjustments on acquired businesses	—	—	4.2	—
Mark-to-market adjustments on commodity and foreign exchange hedges	6.8	(1.1)	(1.5)	(3.8)
Foreign currency (gain) loss on intercompany loans	(0.1)	—	0.8	—
Total Net Adjustments	(8.2)	166.9	28.1	167.7
Income tax effect on adjustments (1)	2.0	(58.4)	(6.9)	(58.7)
U.S. tax reform net benefit	(10.7)	—	(276.0)	—
Non-GAAP dilutive preferred stock dividends adjustment (2)	—	3.4	—	10.2
Adjusted Net Earnings	$79.6	$49.1	$228.1	$149.3

(1) Income tax effect on adjustments is calculated using Post’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% for the three and nine months ended June 30, 2018 and Post’s then statutory rate of 35.0% for the three and nine months ended June 30, 2017.

(2) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three and nine months ended June 30, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Weighted-average shares for diluted earnings (loss) per share	75.0	67.5	76.2	70.5
Effect of securities that were anti-dilutive for diluted earnings (loss) per share:
Stock options	—	1.7	—	—
Stock appreciation rights	—	0.1	—	—
Restricted stock awards	—	0.3	—	—
Preferred shares conversion to common (1)	—	9.1	—	9.1
Adjusted weighted-average shares for adjusted diluted earnings per share	75.0	78.7	76.2	79.6

(1) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three and nine months ended June 30, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Diluted Earnings (Loss) per Common Share	$1.29	$(0.93)	$6.34	$0.43
Adjustment to Diluted Earnings (Loss) per Common Share (1)	—	0.13	—	(0.05)
Adjusted Diluted Earnings (Loss) per Common Share, as calculated using adjusted weighted-average diluted shares (1)	1.29	(0.80)	6.34	0.38

Adjustments (2):
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(0.23)	0.57	(0.92)	(1.26)
Payments of debt extinguishment costs, net	(0.08)	1.94	0.35	2.76
Provision for legal settlement	—	—	0.15	0.93
Net foreign currency gains for purchase price of acquisition	—	(0.43)	—	(0.42)
Transaction costs	0.03	0.04	0.34	0.08
Integration costs	0.04	0.01	0.35	0.07
Restructuring and plant closure costs, including accelerated depreciation	0.03	—	0.05	—
Inventory valuation adjustments on acquired businesses	—	—	0.05	—
Mark-to-market adjustments on commodity and foreign exchange hedges	0.09	(0.01)	(0.02)	(0.05)
Foreign currency loss on intercompany loans	—	—	0.01	—
Total Net Adjustments	(0.12)	2.12	0.36	2.11
Income tax effect on adjustments (3)	0.03	(0.74)	(0.09)	(0.74)
U.S. tax reform net benefit	(0.14)	—	(3.62)	—
Non-GAAP dilutive preferred stock dividends adjustment (4)	—	0.04	—	0.13
Adjusted Diluted Earnings per Common Share	$1.06	$0.62	$2.99	$1.88

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) Income tax effect on adjustments is calculated using Post’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% for the three and nine months ended June 30, 2018 and Post’s then statutory rate of 35.0% for the three and nine months ended June 30, 2017.

(4) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three and nine months ended June 30, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net Earnings (Loss)	$96.5	$(59.4)	$482.9	$40.3
Income tax expense (benefit)	15.4	(32.2)	(216.5)	11.7
Interest expense, net	98.9	76.5	288.2	229.6
(Gain) loss on extinguishment of debt, net	(6.1)	160.4	31.5	222.9
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(17.2)	45.2	(70.4)	(100.3)
Depreciation and amortization, including accelerated depreciation	105.7	77.8	300.8	232.9
Provision for legal settlement	0.3	—	11.3	73.6
Net foreign currency gains for purchase price of acquisition	—	(33.5)	—	(33.5)
Non-cash stock-based compensation	7.4	6.0	23.2	17.4
Transaction costs	2.5	3.4	26.3	6.1
Integration costs	3.2	1.0	27.0	5.8
Restructuring and plant closure costs, excluding accelerated depreciation	0.9	—	2.5	0.2
Assets held for sale	—	—	—	(0.2)
Inventory valuation adjustments on acquired businesses	—	—	4.2	—
Mark-to-market adjustments on commodity and foreign exchange hedges	6.8	(1.1)	(1.5)	(3.8)
Noncontrolling interest adjustment	(0.2)	—	(0.5)	—
Equity method investment adjustment	0.2	—	0.3	—
Foreign currency (gain) loss on intercompany loans	(0.1)	—	0.8	—
Adjusted EBITDA	$314.2	$244.1	$910.1	$702.7
Adjusted EBITDA as a percentage of Net Sales	19.5%	19.2%	19.7%	18.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$83.3	$26.1	$56.5	$40.2	$12.7	$—	$218.8
General corporate expenses and other	—	—	—	—	—	(31.0)	(31.0)
Operating Profit	83.3	26.1	56.5	40.2	12.7	(31.0)	187.8
Depreciation and amortization, including accelerated depreciation	31.3	9.5	44.5	6.5	11.8	2.1	105.7
Provision for legal settlement	—	—	0.3	—	—	—	0.3
Non-cash stock-based compensation	—	—	—	—	—	7.4	7.4
Transaction costs	—	—	0.1	—	—	2.4	2.5
Integration costs	1.0	—	1.5	—	0.2	0.5	3.2
Restructuring and plant closure costs, excluding accelerated depreciation	—	—	—	—	—	0.9	0.9
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	6.0	—	—	0.8	6.8
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Foreign currency gain on intercompany loans	—	—	—	—	—	(0.1)	(0.1)
Adjusted EBITDA	$115.6	$35.3	$108.9	$46.7	$24.7	$(17.0)	$314.2
Adjusted EBITDA as a percentage of Net Sales	24.8%	33.0%	17.8%	21.6%	11.8%	—	19.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$96.9	$—	$41.2	$28.0	$13.1	$—	$179.2
General corporate income and other	—	—	—	—	—	11.3	11.3
Operating Profit	96.9	—	41.2	28.0	13.1	11.3	190.5
Depreciation and amortization	27.4	—	31.2	6.3	12.0	0.9	77.8
Net foreign currency gains for purchase price of acquisition	—	—	—	—	—	(33.5)	(33.5)
Non-cash stock-based compensation	—	—	—	—	—	6.0	6.0
Transaction costs	—	—	—	—	—	3.4	3.4
Integration costs	1.0	—	—	—	—	—	1.0
Mark-to-market adjustments on commodity hedges	—	—	—	—	—	(1.1)	(1.1)
Adjusted EBITDA	$125.3	$—	$72.4	$34.3	$25.1	$(13.0)	$244.1
Adjusted EBITDA as a percentage of Net Sales	29.3%	—	15.6%	18.2%	13.1%	—	19.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$244.6	$58.6	$188.3	$86.1	$43.8	$—	$621.4
General corporate expenses and other	—	—	—	—	—	(104.8)	(104.8)
Operating Profit	244.6	58.6	188.3	86.1	43.8	(104.8)	516.6
Depreciation and amortization, including accelerated depreciation	93.1	29.3	117.2	19.4	36.9	4.9	300.8
Provision for legal settlement	—	—	2.3	9.0	—	—	11.3
Non-cash stock-based compensation	—	—	—	—	—	23.2	23.2
Transaction costs	—	—	2.5	—	—	23.8	26.3
Integration costs	6.9	2.3	11.4	—	0.3	6.1	27.0
Restructuring and plant closure costs, excluding accelerated depreciation	—	—	—	—	—	2.5	2.5
Inventory valuation adjustments on acquired businesses	(0.6)	—	4.8	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	2.3	—	—	(4.0)	(1.5)
Noncontrolling interest adjustment	—	(1.4)	—	—	—	—	(1.4)
Equity method investment adjustment	—	0.3	—	—	—	—	0.3
Foreign currency loss on intercompany loans	—	—	—	—	—	0.8	0.8
Adjusted EBITDA	$344.2	$89.1	$328.8	$114.5	$81.0	$(47.5)	$910.1
Adjusted EBITDA as a percentage of Net Sales	25.3%	28.2%	19.1%	18.8%	12.9%	—	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$268.6	$—	$55.3	$74.1	$41.2	$—	$439.2
General corporate expenses and other	—	—	—	—	—	(35.0)	(35.0)
Operating Profit	268.6	—	55.3	74.1	41.2	(35.0)	404.2
Depreciation and amortization	81.5	—	93.7	18.8	36.2	2.7	232.9
Provision for legal settlement	(0.9)	—	74.5	—	—	—	73.6
Net foreign currency gains for purchase price of acquisition	—	—	—	—	—	(33.5)	(33.5)
Non-cash stock-based compensation	—	—	—	—	—	17.4	17.4
Transaction costs	—	—	—	—	—	6.1	6.1
Integration costs	5.8	—	—	—	—	—	5.8
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	—	(2.4)	—	—	(1.4)	(3.8)
Adjusted EBITDA	$355.0	$—	$221.1	$92.9	$77.4	$(43.7)	$702.7
Adjusted EBITDA as a percentage of Net Sales	27.8%	—	15.8%	17.9%	13.2%	—	18.6%